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                                                                 Exhibit 9(f)(i)

                  RULE 22C-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement entered into as of October 16, 2006 or such other compliance date mandated by Rule 220-2 of the Investment Company Act of 1940 ("Rule 22C-2"), whichever is later, by and between MFS Fund Distributors, Inc. ("MFD") and the party signing below ("Intermediary").

WHEREAS, MFD is the principal underwriter for the MFS funds ("Funds");

WHEREAS, the Intermediary offers or otherwise makes available the Funds to or for clients of Intermediary;

WHEREAS, Rule 22C-2 requires MFD or the Funds to enter into a shareholder information agreement with each financial intermediary, as defined by Rule 22C-2; and

WHEREAS, this Agreement sets forth the terms and conditions for information sharing for the Funds in accordance with Rule 22C-2.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, MFD and Intermediary hereby agree as follows:

A. AGREEMENT TO PROVIDE INFORMATION. To the extent Intermediary is a financial intermediary as defined in Rule 22C-2 of the Investment Company Act of 1940, Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Intermediary during the period covered by the request.

     (1) PERIOD COVERED BY REQUEST. Requests must set form a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     (2) FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on Intermediary's books and records to the Fund or its designee promptly and in a secure manner, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on Intermediary's books and records but on the books and records of an indirect intermediary, Intermediary agrees to: (i) use reasonable efforts to provide or arrange to provide to the Fund or its designee the requested information regarding shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, Intermediary agrees to inform the Fund or its designee whether Intermediary plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an "indirect intermediary" has the same meaning as in Rule 22C-2 under the Investment Company Act of 1940.

     (3) LIMITATIONS ON USE OF INFORMATION. The Fund agrees to use the information provided solely for the purposes of facilitating the Fund's compliance with Rule 22C-2, and not for marketing or any other purpose without Intermediary's prior written consent.


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B.   AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instruction from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

     (1) FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

     (2) TIMING OF RESPONSE. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later five business days after Intermediary's receipt of the instructions.

     (3) CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

C.   DEFINITIONS. For purposes of this paragraph:
     (1) The term "Fund" includes the fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22C-2(b) under the Investment Company Act of 1940.

     {2) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Intermediary.

     (3) The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by Intermediary in nominee name.

     (4) The term "written" includes electronic writings and facsimile transmissions.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

MFS FUND DISTRIBUTORS, INC.

/s/ James A. Jessee

By: James A. Jessee
Title: President


         CUNA Mutual Insurance Society
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(Name of Intermediary)


By: /s/ Steve Suleski                        Date:   October 10, 2006
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Name:   Steve Suleski                        Title:  Vice President
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